Exhibit 4.2
FIFTH AMENDMENT TO
REVOLVING CREDIT AND SECURITY AGREEMENT
THIS FIFTH AMENDMENT TO REVOLVING CREDIT AND SECURITY AGREEMENT, dated as of July 14, 2025 (the “Amendment”), is made pursuant to that certain Revolving Credit and Security Agreement dated as of October 30, 2020 (as amended by that certain (i) First Amendment to Revolving Credit and Security Agreement and Omnibus Amendment to Facility Documents, dated as of July 1, 2021, (ii) Second Amendment to Revolving Credit and Security Agreement, dated as of May 10, 2022, (iii) Third Amendment to Revolving Credit and Security Agreement, dated as of October 20, 2022 and (iv) Fourth Amendment to Revolving Credit and Security Agreement, dated as of August 21, 2024, and as may be further amended, restated, modified or supplemented from time to time, the “Agreement”), among CAPITALA BUSINESS LENDING, LLC, a Delaware limited liability company, as borrower (together with its permitted successors and assigns, the “Borrower”); MOUNT LOGAN MANAGEMENT LLC, a Delaware limited liability company (“Mount Logan”), as the collateral manager (in such capacity, together with its permitted successors and assigns, the “Collateral Manager”); the LENDERS from time to time party hereto; KEYBANK NATIONAL ASSOCIATION, as administrative agent for the Secured Parties (as hereinafter defined) (in such capacity, together with its successors and assigns, the “Administrative Agent”); and U.S. BANK NATIONAL ASSOCIATION, as custodian (in such capacity, together with its successors and assigns, the “Custodian”). Capitalized terms defined in the Agreement have the same meanings when used herein.
W I T N E S S E T H :
WHEREAS, the Borrower, the Collateral Manager, the Lenders, the Administrative Agent and the Custodian have previously entered into and are currently party to the Agreement;
WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders make certain amendments to the Agreement and the Administrative Agent and the Lenders are willing to do so under the terms and conditions set forth in this Amendment;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
Section 1.    Defined Terms. Unless otherwise amended by the terms of this Amendment, terms used in this Amendment shall have the meanings assigned in the Agreement.
Section 2.    Amendment to the Agreement. Subject to the satisfaction of the conditions precedent set forth in Section 3 below, the Agreement shall be and hereby is amended as follows:
The defined term “Change of Control” appearing in Section 1.01 of the Agreement is hereby amended and restated in its entirety and as so amended and restated shall read as follows:

“Change of Control” means, at any time, the occurrence of one of the following events: (1) until such time that Logan Ridge and Portman Ridge Finance Corporation merge (the “Merger”), Logan Ridge shall cease to own, directly or indirectly, at least 100% of the equity interests of the Borrower free and clear of all Liens other than Permitted Liens at any time; (2) following the Merger, Portman Ridge Finance Corporation shall cease to own, directly or indirectly, at least 100% of the equity interests of the Borrower free and clear of all Liens other than Permitted Liens at any time or (3) Mount Logan Management, LLC or an Affiliate thereof fails to direct the management and policies of Logan Ridge, until the Merger, or Portman Ridge Finance Corporation, thereafter.
Section 3.    Conditions Precedent. The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:
3.1.    The Administrative Agent, the Borrower, the Collateral Manager and the Required Lenders shall have executed and delivered this Amendment.
3.2.    Legal matters incident to the execution and delivery of this Amendment shall be satisfactory to the Administrative Agent and its counsel.
Section 4.    Representations of the Borrower and Collateral Manager. The Borrower hereby represents and warrants to the parties hereto that, after giving effect to this Amendment, each of its representations and warranties contained in Article IV of the Agreement and any other Facility Documents to which it is a party are true and correct in all material respects as of the date hereof (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date).
Section 5.    Agreement in Full Force and Effect. Except as specifically amended herein, the Agreement shall continue in full force and effect in accordance with its original terms and the liens created and provided for by the Facility Documents remain in full force and effect and continue to secure, among other things, the performance of all of the Borrower’s Obligations under the Facility Documents and the Agreement as amended hereby. Reference to this specific Amendment need not be made in the Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Agreement, any reference in any of such items to the Agreement being sufficient to refer to the Agreement as amended hereby.
Section 6.    Execution in Counterparts. This Amendment may be executed and delivered in any number of counterparts (including by facsimile or electronic transmission (including .pdf file, .jpeg file or any electronic signature complying with the U.S. federal ESIGN Act of 2000, including Orbit, Adobe Sign, DocuSign, or any other similar platform identified by Borrower or Collateral Manager and reasonably available at no undue burden or expense to the Administrative Agent)), each of which shall be deemed an original, and all of which together constitute one and the same agreement. Delivery of an executed counterpart signature page of this Amendment by facsimile or any such electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment and shall have the same legal validity and enforceability as a manually executed signature to the fullest extent permitted by applicable law. Any electronically signed document delivered via email from a person purporting to be an authorized officer shall be considered signed or executed by such authorized officer on behalf of the applicable person. The Administrative Agent shall have no duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto.
Section 7.    Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CONFLICT OF LAW PRINCIPLES, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.
[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to Revolving Credit and Security Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

CAPITALA BUSINESS LENDING, LLC, as Borrower

By:	/s/ Brandon Satoren
	Name:	Brandon Satoren
	Title:	Authorized Signatory

MOUNT LOGAN MANAGEMENT, LLC, as Collateral Manager

By:	/s/ Brandon Satoren
	Name:	Brandon Satoren
	Title:	Authorized Signatory
[Signature Page to Fifth Amendment to Revolving Credit and Security Agreement]

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By:	/s/ Richard Andersen
	Name:	Richard Andersen
	Title:	Senior Vice President
[Signature Page to Fifth Amendment to Revolving Credit and Security Agreement]